Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the six months ended June 30, 2006. Net income declined by $71,378 compared to the six months ended June 30, 2005 and diluted earnings per share were $1.08 compared to $1.14 for the six months ended June 30, 2005. Total assets increased to $564,580,236, up $23,292,761, or 4.3%, from December 31, 2005.

The decline in net income for the first six months of 2006 was attributable to a continuing increase in non-interest expense, particularly for professional fees of $548,147 compared to $249,168 for the six months ended June 30, 2005 and salary and employee benefits expenses of $3,414,897 compared to $2,822,453 for the six months ended June 30, 2005. The increase in professional fees reflected our efforts to comply with the certification process required under the Sarbanes-Oxley Act as well as increased budgeting for internal audit and regulatory compliance. The increase in employee benefits expense was due to the extremely competitive labor market in Southern Maryland coupled with the cost of recruiting and retaining seasoned banking officers. The improvement in net interest income and non-interest income helped offset those expenses. Net interest income increased by $937,759, or 12.2%, over the previous six month period reflecting the rapid increases in short-term interest rates by the Federal Reserve Bank and the continued restructuring of the assets from wholesale investments to retail lending. Non-interest income increased 17.8% to $983,330 for the six months ended June 30, 2006 due to increases in loan and service charges attributable to the continued development of our retail franchise and an increase in income from bank owned life insurance due to the purchase of $2,000,000 in additional purchases in 2006.

Loan growth continued during the current period with an increase of $34,914,675 or 9.5%. This strong growth was achieved in a market that is experiencing an overall slowing of activity as the impact of higher short-term interest rates works its way through the business and housing sector. Funding for this growth was achieved through organic growth of the deposit base. While the overall growth of the Company has slowed considerably from the previous year, the loan loss provision has declined due to the continued strong performance of the loan portfolio. As the size of the loan portfolio has increased, the Company has decreased its reliance on securities to produce interest income. In the six months ended June 30, 2006, our securities portfolios declined $7,921,649 or 6.41%. The decline in the investment portfolio has tended to moderate the overall asset growth of the Company in the first six months of 2006.

As an update to the initiatives previously reported in the first quarter shareholder report, the de novo branch site in Lusby, Maryland has been selected and a long-term lease should be executed in the third quarter. Pad site delivery could occur in the fourth quarter of 2006 with construction to commence immediately thereafter. The replacement of the Leonardtown retail center is in the permitting process and is expected to occur in the fourth quarter of 2006.

In closing, I wish to express my appreciation of your continued support to your Company and its effort to become the premier banking institution in Southern Maryland. On behalf of your board and management, I look forward to our success as we seek out the opportunities that the future will provide.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board